Exhibit 99.1

Ian Pinner to Lead ADM’s Nutrition Business

•	ADM also announces retirement of Vince Macciocchi

CHICAGO, Nov. 10, 2023— ADM (NYSE: ADM), a global leader in human and animal nutrition, today announced Ian Pinner has been appointed Senior Vice President, President, Nutrition, and Chief Sales and Marketing Officer. Pinner succeeds Vince Macciocchi, who announced his plan to retire from ADM at the end of this year.

“Ian is a natural fit to step into this important role and continue driving the exciting continued growth of our Nutrition business,” said Chair of the Board and CEO Juan Luciano. “He has had a successful 24-year career at ADM leading significant P&Ls across multiple businesses and geographies, including the early stages of our Health & Wellness business. And importantly, Ian leads with a customer-first mindset – which is at the core of our Nutrition business’ success.”

Pinner joined ADM in 1999 and has served in a variety of senior leadership roles throughout the company, most recently serving as chief strategy and innovation officer for the past 5 years. In this role he has led ADM’s strategy, business development and M&A efforts, and ADM Ventures, and he developed the company’s growth innovation platforms, which have collectively provided a significant foundation for the advancement of ADM’s Nutrition business strategy and innovation.

Pinner’s previous roles at ADM include chief growth officer; president, Southeast Asia, Australia & New Zealand; president, Global Destination Marketing; president, Global Cocoa and Chocolate; vice president, Corporate Strategy and Financial Planning & Analysis; and president, ADM Grain, among many other leadership positions for the company.

“Vince has been a transformational leader for our company at a time when ADM was undergoing the most significant evolution in its 122-year history, and we would not be in an industry-leading position without his knowledge, passion and deep customer relationships,” said Luciano. “We appreciate his vast contributions and wish him the best in the next chapter of his career.

The appointment is effective immediately. Macciocchi will support Pinner during the transition through year-end.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re a premier global human and animal nutrition company, delivering solutions today with an eye to the future. We’re blazing new trails in health and well-being as our scientists develop groundbreaking products to support healthier living. We’re a cutting-edge innovator leading the way to a new future of plant-based consumer and industrial solutions to replace petroleum-based products. We’re an unmatched agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. And we’re a leader in sustainability, scaling across entire value chains to help decarbonize our industry and safeguard our planet. From the seed of the idea to the outcome of the solution, we give customers an edge in solving the nutritional and sustainability challenges of today and tomorrow. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484

Source: ADM

Source: Corporate Release

2